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                                                                Exhibit 8


                      DEFERRED COMPENSATION AGREEMENT

Agreement entered into this (date) day of January, 19(year), between Acacia Capital Corporation, First Variable Rate Fund for Government Income, Calvert Tax-Free Reserves, The Calvert Fund, Calvert Cash Reserves (d/b/a Money Management Plus), Calvert Social Investment Fund, Calvert Municipal Fund, Inc., Calvert New World Fund, Inc., and/or Calvert World Values Fund, Inc.(hereinafter referred to as the Fund or Funds), and (name of trustee)(hereinafter referred to as the Trustee).

WHEREAS, the Trustee will be rendering valuable services to the Fund or Funds as a member of the Board of Trustees, and the Fund or Funds is willing to accommodate the Trustee's desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

         1. With respect to services performed by the Trustee for the Fund or Funds on and after the first day of
                  (date), 19(year),
                  the Trustee shall defer (% trustee wants to defer, e.g., 50% of fees, etc.)% of the amounts otherwise payable to the Trustee for serving as a Trustee. The deferred compensation shall be credited to a book reserve maintained by the Fund or Funds in the Trustee's name together with credited amounts in the nature of earnings ("Account(s)"). The account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

         2. The Fund or Funds shall credit the Trustee's Account as of the day such amount would have been paid to the
                  Trustee if this Agreement were not in effect. Such Accounts shall be valued at fair market value as of the last day of the calendar year and such other dates as are necessary for the proper administration of this Agreement, and each Trustee shall receive a written accounting of his account balance(s) following such valuation.

                  A Trustee may request that his/her deferred compensation be allocated among the available Funds or placed in a money market deposit account. The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all subsequent deferred compensation until changed by the Trustee. A Trustee may change his/her investment allocation by submitting a written request to the Administrator on such form as may be required by the Administrator or by telephoning the Administrator (or his/her delegate). Such changes shall become effective as soon as administratively feasible after the Administrator receives such request. Although the Funds intend to invest the deferred compensation according to the Trustee's requests, it reserves the right to invest the deferred compensation without regard to such requests. The Administrator is the Calvert Group, Ltd. Controller.

         3. As of January 31 of the calendar year following the calendar year the Trustee dies, retires, resigns or otherwise ceases to be a member of the Board of Trustees of the Fund or Funds; the Fund or Funds shall: (check one)

                  ( ) pay the Trustee (or his or her beneficiary) a lump sum amount equal to the balance in the Trustee's account on that date or

                  ( ) commence making annual payments to the Trustee (or his or her beneficiary) for a period of (2 through 15) years.

                  If the second box is selected, such payments shall be made on January 31st of each year in approximately equal annual installments as adjusted and computed by the Fund or Funds, with the final payment equaling the then remaining balance in the Trustee's account. If the balance in the Trustee's account as of the date of the first scheduled payment is less than $2,000, the Fund or Funds shall instead pay such amount in a lump sum as of that date. The Trustee may not select a period of time which will cause an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event that the Trustee ceases to be a Trustee of the Fund or Funds and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business or entity that is in competition with the Fund or Funds, or becomes employed by any governmental agency having jurisdiction over the affairs of the Fund or Funds, the Fund or Funds reserves the right at the sole discretion of the Board of Trustees to make an immediate lump sum payment to the Trustee in an amount equal to the balance in the Trustee's account at that time.

                  Notwithstanding the preceding paragraph, the Fund or Funds may at any time make a lump sum payment to the Trustee (or surviving beneficiary) equal to a part or all of the balance in the Trustee's account upon a showing of a financial emergency caused by circumstances beyond the control of the Trustee (or surviving beneficiary) which would result in serious financial hardship if such payments were not made. The determination of whether such emergency exists shall be made at the sole discretion of the Board of Trustees of the Fund or Funds. The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Trustee's account shall thereafter be paid at the time and in the manner otherwise set forth in this section.


         4. In the event that the Trustee dies before payments have commenced or been completed under section 3 hereof, the Fund or Funds shall make payment in accordance with section 3 to the Trustee's designated beneficiary, who shall be:



                  (trustee's designated beneficiary name)



                  In the event  that  both the  Trustee  and the  designated beneficiary have died before the commencement or completion of payments under section 3, an amount equal to the then remaining balance in the Trustee's account (or the portion thereof that would have been payable to the  beneficiary)  shall  be  paid  in a  lump  sum.  Such payment  shall  be  made  to the  estate  of  the  Trustee unless payments to the beneficiary have already commenced, in which case the lump sum payment shall be made to the estate of the beneficiary.


         5. The Agreement shall remain in effect with respect to the Trustee's compensation for services performed as a Trustee of the Fund or Funds in all future years unless terminated on a prospective basis in accordance with this section. Either the Trustee or the Fund or Funds may terminate this Agreement by written notice delivered or mailed to the other party no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect. In addition, the Trustee may alter the amount of deferral for any future calendar year if the Trustee and the Fund or Funds enter into an amendment on or before December 31st of the calendar year preceding the calendar year for which the amendment is to take effect. The amendment will be deemed to supersede the amount of deferral for all future years unless otherwise amended or terminated. Any termination or new amendment shall relate solely to compensation for services performed after the termination or amendment becomes effective and shall not alter the terms of the agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this agreement was in effect. Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Fund or Funds.

         6. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Fund or Funds and the Trustee, any designated beneficiary or any other person. Any compensation deferred under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Fund or Funds. To the extent that any person acquires a right to receive payments from the Fund or Funds under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Fund or Funds.

         7. The right of the Trustee or any other person to receive payments under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

         8. If the Fund or Funds shall find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Fund or Funds to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Fund or Funds may determine. Any such payment shall serve to discharge the liability of the Fund or Funds under this Agreement to make payment to the person who is otherwise entitled to payment.

         9. Any written notice to the Fund or Funds referred to in this Agreement shall be made by mailing or delivering such notice to the Fund or Funds at 4550 Montgomery Avenue, Bethesda, MD 20814, to the attention of the Controller, Calvert Group, Ltd. Any written notice to the Trustee referred to in this Agreement shall be made by delivery to the Trustee in person or by mailing such notice to the Trustee at his or her place of residence or business address.

         10. To the extent required by law, the Fund or Funds shall withhold federal or state income taxes from any payments hereunder and shall furnish the Trustee (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

         11. This Agreement shall be binding upon and inure to the benefit of the Fund or Funds and its successors and assigns and the Trustee and his or her heirs, executors, administrators and legal representative.

         12. This Agreement shall be construed in accordance with and governed by the laws of Maryland.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Acacia Capital Corporation
First Variable Rate Fund for Government Income
Calvert Tax-Free Reserves
The Calvert Fund
Calvert Cash Reserves (d/b/a Money Management Plus)
Calvert Social Investment Fund
Calvert Municipal Fund, Inc.
Calvert World Values Fund, Inc.
Calvert New World Fund, Inc.


                                   By(Name of Trustee)
                                    (Print Name of Trustee)

                                   ________________________
                                   (Signature of Trustee)


                                               ACKNOWLEDGMENT:

                                    By (Calvert Officer Signature)
                                    (Signature of Officer)

                                    (Calvert Officer Title)
                                               (Title)

                       APPLICATION FOR CALVERT GROUP
                     TRUSTEE DEFERRED COMPENSATION PLAN

1.       Instructions
         Please complete Sections 2 through 4 below. This application should be signed by the Trustee and returned to the Controller.

2.       Trustee Information (PLEASE PRINT)
         Name of Fund:              (Name of Fund)
         Name of Trustee:         (Name of Trustee)
         Address of Fund:           4550 Montgomery Ave., Ste. 1000N
                                    Bethesda, MD  20814

3.       Investment of Contributions
         Contributions to the Calvert Group Trustee's Deferred
         Compensation Plan shall be invested in the Calvert Group Funds:

         Calvert First Government Money Market Fund                    %*
         CSIF Money Market Portfolio                                   %*
         CSIF Managed Growth Portfolio                                 %*
         CSIF Equity Portfolio                                         %*
         Money Management Plus Prime Portfolio                         %*
         Money Management Plus Government Portfolio                    %*
         Calvert Income Fund                                           %*
         Calvert Strategic Growth Fund                                 %*
         Calvert U.S. Government Fund                                  %*
         Calvert World Values Fund,
           Global Equity Portfolio                                     %*
         Calvert Capital Accumulation Fund                             %*
         Insured Plus                                                  %*
         Calvert New Africa Fund                        _______________%*

         Total                                                         %
                                    *(insert % up to 100%)
4.       Acceptance
         Trustee Acceptance: I hereby agree to the terms and conditions of the Calvert Group Trustee Deferred Compensation Plan. I have read the prospectus(es) of the chosen Fund(s).

                                             ________
         Name                                    Date


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For office use only

Owner Code: 06                Fund Number:                      Group ID 284